Exhibit 10.27

EXCLUSIVE SUBLICENSE AGREEMENT

BETWEEN

RELIANT PHARMACEUTICALS, LLC

AND

NOVARTIS AG

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (this “Agreement”) dated as of the 11th day of March, 2003, by and between Novartis AG, a company incorporated under the laws of Switzerland, with a principal place of business located at Postfach 4002, Basel, Switzerland (hereinafter “Novartis”) and Reliant Pharmaceuticals, LLC, a Delaware limited liability company, with its principal place of business at 110 Allen Road, Liberty Corner, New Jersey 07938 (“Reliant”).

WHEREAS, Sandoz Pharma Ltd. (“Sandoz”) entered into a Development and License Agreement with Alza Corporation (“Alza”) dated January 1, 1991 (the “Alza License”), which Alza License is annexed hereto as Exhibit A;

WHEREAS, Novartis is a successor to Sandoz and has succeeded to the rights and obligations of Sandoz under the Alza License;

WHEREAS, pursuant to the Option and Asset Transfer Agreement (as hereinafter defined) dated as of July 10, 2000, as amended, Reliant has exercised its option to purchase all of Novartis’ right, title and interest in the Assets (as defined in the Option and Asset Transfer Agreement); and

WHEREAS, pursuant to the Option and Asset Transfer Agreement, Novartis desires to grant a sublicense of the Alza License to Reliant on the terms and conditions set forth herein; and

WHEREAS, pursuant to the Option and Asset Transfer Agreement, Reliant desires to sublicense the Alza License from Novartis on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound, the parties do hereby agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement the following terms shall have the following meanings:

1.1 “Affiliate” shall mean all corporations or business entities which, directly or indirectly, are controlled by, control, or are under common control with Novartis or Reliant, as the case may be. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of at least fifty percent (50%) of the voting shares or interest of such person or entity, by contract or otherwise.

1.2 “Alza License” shall have the meaning ascribed to it in the Recitals hereof.

1.3 “Alza Technical Information” shall mean Technical Information (as defined in the Alza License); but only to the extent such Technical Information relates to Isradipine, DynaCirc CR, or the System (as defined in the Alza License).

1.4 “Alza Patents” shall mean those patents owned by Alza, and licensed by Novartis pursuant to the Alza License, set forth on Schedule 1.4 hereto, including, without limitation, reissues, continuations, and continuations in part.

1.5 “Change of Control” means (i) the sale, lease, exchange, license or other disposition of all or substantially all of a Person’s assets in one transaction or series of related transactions; (ii) a merger, consolidation, refinancing or recapitalization as a result of which the holders of a Person’s issued and outstanding voting securities immediately before such transaction own or control less than a majority of the voting securities of the continuing or surviving entity immediately after such transaction and/or (iii) the acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section

13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any Affiliates thereof (other than, with respect to Reliant, members of Reliant as of the date hereof and their respective Affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or control, directly or indirectly, of a least fifty percent (50%) of the total voting power of all classes of securities entitled to vote generally in the election of a Person’s board of directors, board of managers or similar governing body.

1.6 “Consequential Damages” shall mean those types of damages variously referred to under applicable law as “consequential,” “indirect” or “special,” including, without limitation, lost profits, down time, loss of use and damage to business reputation.

1.7 “DynaCirc CR” or “Licensed Product” shall mean a controlled release formulation of isradipine capsules (5 mg. and 10 mg.) marketed pursuant to the NDA under the brand name DynaCirc CR.

1.8 “Effective Date” shall mean March 11, 2003, the date upon which this Agreement shall become effective.

1.9 “GAAP” shall have the meaning ascribed to it in Section 7.1(c) hereof.

1.10 “January 2003 Agreement” shall mean the letter agreement dated as of January 10, 2003 among Novartis, NPC and Reliant, as amended.

1.11 “Material Adverse Effect” shall mean a material adverse effect on the manufacture, marketing, distribution or sale of the Licensed Products.

1.12 “NDA” shall mean the new drug application 20-336 (DynaCirc CR), as amended and supplemented, for the Licensed Product and as approved by the FDA, to market the Licensed Product in the Territory and any materials, documents or information referred to or relied upon therein including without limitation all drug master files relating thereto.

1.13 “Net Sales” shall have the meaning set forth in Section 1.9 of the Alza License.

1.14 “NPC” shall mean Novartis Pharmaceuticals Corporation, a Delaware corporation.

1.15 “Option and Asset Transfer Agreement” shall mean that certain Option and Asset Transfer Agreement dated July 10, 2000 between Reliant and Novartis and NPC, as amended.

1.16 “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

1.17 “Term” shall have the meaning ascribed to it in Article 2.3 hereof.

1.18 “Territory” shall mean the United States of America and Puerto Rico.

ARTICLE 2

GRANT OF SUBLICENSE

2.1 Grant of Sublicense. Subject to the terms and conditions of this Agreement and the Alza License, Novartis grants to Reliant and Reliant accepts an exclusive sublicense in the Territory during the Term under the Alza License to utilize the Alza Technical Information and the Alza Patents to make, have made (by a third-party to which Alza has no reasonable objection), use and sell the Licensed Product.

2.2 Payment of Earned Royalties.

(a) In consideration of the sublicense granted to Reliant under Section 2.1 hereof, Reliant shall pay royalties on Net Sales of the Licensed Product in the Territory to Alza in accordance with the terms and conditions of the Alza License. All royalty payments on Net Sales of the Licensed Product in the Territory subsequent to the Effective Date due under the Alza License shall be paid by Reliant for the duration of the Term. Payment of the royalties due under this sublicense shall be paid to Alza in accordance with the Alza License. Reliant shall provide Novartis with proof of payment within thirty (30) days of each royalty payment date under the Alza License and at such other times as reasonably requested by Novartis.

(b) From and after such date as Reliant receives the first shipment of B-1 or B-2 Lots (as such terms are defined in the January 2003 Agreement) and until such time as all of the B-1 and B-2 Lots are sold to third parties, Reliant shall provide Novartis with a report within thirty (30) days following the end of each calendar quarter setting forth for such calendar quarter the number of units of Licensed Product from the B-1 or B-2 Lots sold to third parties during such calendar quarter (identified by lot). Within thirty (30) days of its receipt of such report, Novartis shall pay to Reliant in respect of royalties under the Alza License the amount set forth under the heading “Royalty Reimbursement from Novartis Per Unit” on Attachment B-1 or Attachment B-2, as applicable, to the January 2003 Agreement, per unit of Licensed Product from the B-1 or B-2 Lots sold to third parties during such calendar quarter. With respect to Licensed Product supplied by NPC to Reliant on or prior to the Effective Date, Novartis represents and warrants that it has or will pay royalties due to Alza in respect of the sale of such Licensed Product by NPC to Reliant pursuant to and in accordance with the Alza License. Except as expressly set forth in this Section 2.2(b), Novartis shall have no further liability or obligation with respect to royalties payable to Alza in respect of the manufacture, use, or sale of Licensed Product constituting B-1 or B-2 Lots.

2.3 Term. This Agreement shall commence on the Effective Date and unless sooner terminated shall expire on the date on which the Alza License with respect to the Territory terminates or expires (the “Term”). Notwithstanding the foregoing, if Reliant is granted a license (including any sublicense by a Person authorized to grant such sublicense) to utilize Alza

Technical Information and the Alza Patents to make, use and sell the Licensed Product, on terms as or more favorable to Reliant (when taken as a whole) than those set forth herein, subject to any confidentiality obligation of Reliant, Reliant shall promptly notify Novartis in writing of such arrangement and the parties shall negotiate in good faith the termination of this Agreement.

2.4 Records. Reliant shall each maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of payments due or charges made that it is responsible for determining under the provisions of this Agreement or the Alza License. Novartis shall have the right, through the independent certified public accountant employed by Reliant to conduct its regular annual audit, or through a firm of independent public accountants selected by mutual agreement of the parties, to examine the books of account of Reliant at any time within two years after the date of the payment to which they relate (but not more than once in each calendar year) for the purpose of verifying the amount of such payments or charges and the accuracy of such books of account. Such examination shall be made during normal business hours at the place of business of Reliant. The parties agree that information furnished as a result of any such examination shall be limited to a statement by such certified public accountant to the effect that they have reviewed the books of account of the party being audited and either (i) that the amounts of the payments due or charges made under this Agreement are in conformity with such books of account and the applicable provisions of this Agreement or (ii) setting forth any required adjustments. The fees and expenses of the accountants performing such verification shall be borne by the party requesting the audit; provided, however, that if the audit is requested in connection with the audited parties regular annual audit by its independent outside auditors, the cost shall be borne by the party being audited. If an audit shows any underpayment or overpayment a refund shall be made within 30 days of receipt of verification by the appropriate party.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Novartis. Novartis hereby represents and warrants to Reliant as of the date hereof as follows:

(a) Organization. Novartis is (i) a corporation duly organized and validly existing and in good standing under the laws of the state or country of its incorporation, and (ii) has all necessary corporate power and authority to own its properties and to conduct its business, as currently conducted.

(b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Novartis, have been or will be, on or prior to the Effective Date duly authorized by all necessary corporate proceedings and this such Agreement has been, or will be, prior to the Effective Date duly executed and delivered by Novartis.

(c) Execution and Delivery. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein: (i) requires Novartis to obtain any material approval, consent or withholding of objections on the part of any regulatory or governmental body; (ii) will result in any violation or breach of any term or provision of Novartis’ internal rules of corporate governance; (iii) will constitute a breach or default under any material indenture, mortgage, deed of trust, license agreement, or other contract or agreement to which Novartis or any Affiliate of Novartis is a party; or (iv) will violate any provision of any judicial, governmental or administrative order, writ, injunction, award, judgment or decree applicable to Novartis or any Affiliate of Novartis.

(d) Binding Obligation. As of the Effective Date, this Agreement has been duly and validly authorized, executed and delivered by Novartis and, when duly executed and delivered to Reliant as provided hereunder, will constitute the valid and binding obligations of Novartis enforceable against Novartis in accordance with its terms, except as such enforcement may be limited by bankruptcy or other laws of general application affecting creditor rights or general principles of equity.

(e) Broker. Neither Novartis nor any officer, director or agent of Novartis has employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.

(f) Right to Sublicense; Consents. Except as set forth on Schedule 3.1(f), Novartis has the right to sublicense to Reliant the Alza License.

(g) Litigation. Except as set forth on Schedule 3.1(g), there is no litigation, arbitration or proceeding pending by or against Novartis involving the Alza Technical Information, the Alza Patents, the Alza License or the Licensed Product which would in any way materially impede, impair, restrict or interfere with the sublicense granted Reliant hereunder.

(h) No Default. Novartis is not in breach or default, nor has it received written notice of breach or default by Alza, under the Alza License.

(i) Alza License. Novartis shall comply with the terms of the Alza License during the Term.

3.2 Representations and Warranties of Reliant. Reliant hereby represents and warrants to Novartis as of the date hereof as follows:

(a) Organization. Reliant (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and (ii) has all necessary power and authority to own its properties and to conduct its business as presently conducted.

(b) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the power of Reliant and have been or will be, duly authorized by all necessary proceedings, and this Agreement has been or will be, on or prior to the Effective Date, duly executed and delivered by Reliant.

(c) Execution and Delivery. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby: (i) requires Reliant to obtain the approval, consent or withholding of objection on the part of any governmental body; (ii) will result in any violation or breach of any term or provision of Reliant’s Certificate of Formation or Operating Agreement; (iii) will constitute a default under any indenture, mortgage, deed of trust, license, agreement, or other contract or agreement to which Reliant is a party; or (iv) will violate any provision of any judicial, governmental or administrative order, writ, injunction, award, judgment or decree applicable to Reliant.

(d) Binding Obligation. This Agreement has been duly and validly authorized, executed and delivered by Reliant, and when duly executed and delivered by Novartis will constitute valid and binding obligations of Reliant, enforceable against Reliant in accordance with its terms, except as such enforcement may be limited by bankruptcy or other laws of general application affecting creditor rights or general principles of equity.

(e) Broker. Neither Reliant nor any officer, manager or agent of Reliant, has employed any broker or finder with respect to this agreement or the transactions contemplated hereby.

(f) Alza License. Reliant shall not take any action or fail to take any action which would cause Novartis to be in breach of the Alza License.

(g) Litigation. Except as set forth on Schedule 3.2(g), there is no litigation, arbitration or proceeding pending by or against Reliant involving the Alza Technical Information, the Alza Patents, the Alza License or the Licensed Product which would in any way materially impede, impair, restrict or interfere with the performance of Reliant hereunder.

ARTICLE 4

TERMINATION

4.1 Prior Termination by Novartis. This Agreement may be terminated by Novartis whenever any of the following events occur:

(a) Reliant’s failure or refusal to pay sums due Alza under the Agreement as and when due, which failure is not cured within thirty (30) days after Novartis or NPC has given written notice thereof to Reliant;

(b) Reliant has breached or failed to perform any of the material obligations under or in connection with the Agreement or the Alza License (if any) and such breach or failure is not cured within thirty (30) days after Novartis has given written notice thereof to Reliant.

(c) any representation or warranty made herein by Reliant proves to be incorrect when made which incorrectness would have a material adverse effect on the performance of Reliant’s obligations under this Agreement;

(d) a court of competent jurisdiction enters a decree or order of relief appointing a receiver, liquidator, assignee, trustee or similar official of Reliant or any substantial part of its assets and such decree or order is consented to by Reliant or continuing unstayed and in effect for a period of ninety (90) days;

(e) Reliant files a voluntary petition or acquiesces in or fails to contest an involuntary petition under any bankruptcy, insolvency or similar law;

(f) An insolvency petition is filed against Reliant under any bankruptcy, insolvency or similar law and is not dismissed within ninety (90) days;

(g) Reliant makes a general assignment for the benefit of its creditors; or

(h) Reliant is dissolved or liquidated other than as permitted by Section 8.9.

4.2 Prior Termination by Reliant. This Agreement may be terminated by Reliant whenever any of the following events occur:

(a) Novartis has breached or failed to perform any of the material obligations under or in connection with this Agreement or the Alza License and such breach is not cured within thirty (30) days after Reliant has given written notice thereof to Novartis;

(b) any representation or warranty made herein by Novartis proves to be incorrect when made which incorrectness would have a Material Adverse Effect;

(c) a court of competent jurisdiction enters a decree or order of relief appointing a receiver, liquidator, assignee, trustee or similar official of Novartis or any substantial part of its assets and such decree or order is consented to by Novartis or continuing unstayed and in effect for a period of ninety (90) days;

(d) Novartis files a voluntary petition or acquiesces in or fails to contest an involuntary petition under any bankruptcy, insolvency or similar law;

(e) an insolvency petition is filed against Novartis under any bankruptcy, insolvency or similar law and is not dismissed within ninety (90) days;

(f) Novartis makes a general assignment for the benefit of its creditors; or

(g) Novartis is dissolved or liquidated.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification of Reliant. Novartis will defend, indemnify and hold harmless Reliant, and its Affiliates and the managers, members, officers, agents, employees, representatives or consultants or of any of them (individually, a “Reliant Indemnified Party,” and collectively, the “Reliant Indemnified Parties”), from and against any and all liabilities, losses, damages, actions, claims and expenses suffered or incurred by the Reliant Indemnified Parties (including reasonable attorneys’ fees, court costs and expert witnesses’ fees) (individually, a “Liability,” and collectively, the “Liabilities”) that result from, or arise out of (i) a breach by Novartis of any representation, warranty, covenant or agreement contained in this Agreement; or (ii) Novartis’ failure to comply with any applicable federal, state or local law, rule or regulation in connection with the performance of its obligations hereunder.

5.2 Indemnification of Novartis. Reliant will defend, indemnify and hold harmless Novartis and its Affiliates and the directors, stockholders, officers, agents, employees, representatives or consultants or any of them (individually, a “Novartis Indemnified Party,” and collectively, the “Novartis Indemnified Parties”), from and against any and all Liabilities that result from or arise out of: (i) a breach by Reliant of any representation, warranty, covenant or agreement contained in this Agreement; (ii) Reliant’s failure to comply with any applicable federal, state or local law, rule or regulation in connection with the performance of its obligations hereunder or (iii) Reliant’s exercise of its rights under this Agreement, including any breach of the Alza License caused by Reliant.

5.3 Conditions of Indemnification. The obligations of Novartis and Reliant under this Article 5 shall be subject to the following terms and conditions:

(a) The party claiming a right to indemnification shall, within ten (10) business days of receipt of notice of any claim, charge, suit or other action, give, in accordance with Article 6, written notice to the indemnifying party, of any such claim, charge, suit or other action which is governed by the indemnity obligations of this Agreement but the failure to notify the indemnifying party will not relieve the indemnifying party of any Liability that it may have to the party claiming a right of indemnification, except to the extent that the defense of such action by the indemnifying party is prejudiced by the failure to give such notice;

(b) The indemnifying party shall conduct, at its own expense, the defense of any and all such claims, charges, suits or other actions by a third-party;

(c) Each party will offer reasonable assistance to the other party in defending or settling the claim. Neither party shall settle or admit liability with respect to any such claims, charges, suits or other actions which could result in liability to the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however, neither party may settle a claim or action related to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party’s rights under this Agreement.

(d) If the indemnifying party does not take the steps necessary against any such claims, charges, suits or other action by a third-party, the party claiming indemnification may defend against or settle such claims, charges, suits or other action, provided, that such party may not settle such claims, charges, suits or other action without the prior written consent of the indemnifying party which consent shall not be unreasonably withheld or delayed; provided however, the defense and/or settlement under this Article 5 shall not act as a waiver of rights to indemnification under this Agreement or any other rights or remedies of a party claiming indemnification and shall not excuse the indemnifying party from its obligations hereunder, and all reasonable costs and expenses incurred by the party claiming indemnification shall be subject to indemnity by the indemnifying party.

5.4 Exclusive Remedy. Notwithstanding any other provision of this Agreement, the indemnification provided in this Article 5 shall be the exclusive remedy and the sole recourse of all Liabilities related to or arising at law, under any statute or in equity, or otherwise, directly or indirectly, out of this Agreement or the transactions contemplated hereby (other than claims of or causes of action arising from fraud). In furtherance thereof, each party hereto waives, to the fullest extent permitted by law, any and all rights, claims, actions or causes of action (other than claims of or causes of action arising from fraud), it may have against any other party hereto relating to the subject matter of this Agreement other than the remedies provided in this Article 5.

5.5 Consequential Damages. In no event shall any party hereunder or its Affiliates be liable to any other party hereunder or its Affiliates, whether for breach of contract, in tort (e.g. negligence, strict liability, etc.) or otherwise, for payment of any punitive damages or Consequential Damages resulting or arising from this Agreement or the transactions contemplated hereby, except for fraud or willful misconduct; provided, however, that any damages (including Consequential Damages) claimed by or paid to a third-party in a third-party action shall not be considered Consequential Damages for purposes of this Agreement.

ARTICLE 6

NOTICES

6.1 Notices. All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, mailed postage prepaid by certified or registered mail, or sent by a nationally recognized express courier service or hand-delivered at the following addresses:

TO RELIANT: at its address shown below or such other address as it may give to Novartis by notice hereunder:

Reliant Pharmaceuticals, LLC

110 Allen Road

Liberty Corner, New Jersey 07938

Attention: President

Fax No.: (908) 542-9406

with copies to:

Latham & Watkins

Sears Tower, Suite 5800

Chicago, Illinois 60606

Fax No.: (312) 993-9767

Attn.: Michael A. Pucker

TO NOVARTIS, at the addresses shown below or such other address as it may give to Reliant by notice hereunder:

Novartis AG

Postfach

4002 Basel, Switzerland

Attention: Jürgen Vierkötter

Fax No.: 011-41-61-324-8444

with copies to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022-3598

Attn: Adam H. Golden, Esq.

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

ARTICLE 7

PUBLICITY

7.1 (a) Disclosure of Agreement Terms. Novartis and Reliant agree not to issue any press releases or public announcements concerning this Agreement without the prior written consent of the other party to the form, timing and content of any such release or announcement, except as such release or announcement may be required by law. A party who desires to issue a press release or make any other public disclosure relating to this Agreement shall notify the other in writing at least seven (7) business days (or such shorter period where legally required) before the time of the proposed release. Such notice shall include the exact text of the proposed release and the time and manner of the release. Neither party shall unreasonably withhold its consent to any such press release or announcement.

(b) Exceptions. Novartis and Reliant recognize that disclosure of the terms of this Agreement to the IRS and other tax and regulatory authorities may be required, and Novartis and Reliant each waives the requirements of this Section 7.1 with respect to disclosure to such entities. In disclosing such information as required in this Section 7.1(b), each party will use its reasonable best efforts to secure confidential treatment from the applicable regulatory authority when requested by either party.

(c) Disclosure of Financial Terms. Except (i) as required by law, (ii) in connection with a transaction permitted under Section 8.9(a), and/or (iii) to investment bankers and/or financing sources in connection with bona fide financing transactions involving Reliant or an Affiliate (as defined in Section 8.9(b)), neither party shall disclose to any third-party, whether publicly or otherwise, any financial terms of this Agreement, which have not been previously disclosed publicly pursuant to this Section 7.1(c) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In disclosing any information covered by this Section 7.1(c), (a) pursuant to a requirement of law (including a requirement of law in connection with a transaction permitted under Section 8.9(a)), each party will notify the other of the proposed disclosure and each party will use its reasonable efforts to secure confidential treatment from the applicable governmental authority when requested by such other party and (b) in connection with disclosure permitted by clauses (ii) and/or (iii) of this Section 7.1(c), Reliant will require the party to whom it discloses such information to enter into a confidentiality agreement including terms with respect to the financial terms of this Agreement not less strict than those set forth in Schedule 7.1(c) attached hereto for a period of at least two (2) years. Reliant will use reasonable commercial efforts to enforce its rights under any such confidentiality agreement.

ARTICLE 8

MISCELLANEOUS

8.1 The Headings. The titles, headings or captions and paragraphs in this Agreement are for convenience only and do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.

8.2 Invalid Provisions. Whenever possible, each clause, subclause, provision or condition of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause, subclause, provision or condition of this Agreement should be prohibited or invalid under applicable law, such clause, subclause, provision or condition shall be considered separate and severable from this Agreement to the extent of such prohibition or invalidity without invalidating the remaining clauses, subclauses, provisions and conditions of this Agreement, so long as the remaining Agreement reflects the economic intentions of the parties as evidenced by this Agreement as a whole.

8.3 Entire Agreement and the Alza License. This Agreement, the Alza License and the January 2003 Agreement set forth the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the parties hereto in connection with the subject matter hereof. All discussions between the parties concerning this sublicense of Alza Technical Information and Alza Patents have been merged into this Agreement, the Alza License and the January 2003 Agreement and neither party shall be bound by any definition, condition, understanding, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement, the Alza License and the January 2003 Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the party to be bound thereby.

8.4 Amendments. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the parties hereto by their duly authorized representatives.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument.

8.6 Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such or other term, provision, or condition of this Agreement.

8.7 Force Majeure. Neither party shall be liable hereunder to the other party nor shall a party be in breach for failure to perform its obligations caused by circumstances beyond the control of either party, including but not limited to, acts of God; fires; earthquakes; floods; riots; wars; civil disturbances; sabotage; accidents; labor disputes; shortages; or government actions (including but not limited to, priorities, requisitions, allocations and price restrictions). In the case of any such event, the affected party shall promptly notify the other party and make commercially reasonable efforts to diligently pursue resolution of the force majeure event. The affected party shall make diligent efforts to resume performance and keep the other party informed thereof. After thirty (30) days of such inability to perform, the parties agree to meet and in good faith discuss how to proceed. In the event that the affected party is prevented from performing its obligations pursuant to this Agreement for a period of six (6) months, the other party shall have the right to terminate this Agreement.

8.8 Successors and Assigns. Subject to Article 8.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.

8.9 Assignment.

(a) Except as otherwise permitted hereby, neither party shall assign or otherwise transfer this Agreement or any interest herein or right or obligation hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; provided, however that (i) each party may assign its rights and obligations hereunder to (A) an Affiliate or (B) a transferee or acquiror of, or successor to, its assets or securities in the event of a Change of Control without the prior written consent of the other party and/or (ii) Reliant may assign its rights and obligations hereunder to an acquiror of all or substantially all of Reliant’s assets relating to one or more of DynaCirc, DynaCirc CR and DynaCirc BXR without the prior consent of Novartis; provided, further that (A) the assigning party shall remain responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment, and (B) in the case of a Change of Control, such transferee or successor shall assume in writing the obligations of the party to which it is the transferee or successor.

(b) For the purposes of the definition of Change of Control in Section 1.5, Section 7.1(c) and this Section 8.9, with respect to Reliant, the term “Affiliate” shall include any or all of the following Persons, (i) PharmBay Investors, L.L.C., (ii) Bay City Capital Fund II, L.P., Bay City Capital Fund III, L.P. (and their related co-investment and advisory entities), and/or (iii) (A) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (B) all trusts for the benefit of any Person described in clause (A) and the trustees of such trusts; (C) all legal representatives of any Person or trust described in clause (A) or (B); and (D) all Persons controlling, controlled by or under common control with any person trust or entity described in clause (A), (B), (C) or (D). The terms

“controlling,” “controlled” and “common control with” mean the ability, by ownership of voting securities or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.

(c) For the purposes of this Section 8.9, the following transactions shall not constitute an assignment or a transfer (and are therefore permitted transactions): (i) conversion of Reliant from a limited liability company to a corporation following which the equityholders of Reliant immediately prior to such conversion hold shares in the resulting corporation in approximately the same relative proportions as they did in the pre-conversion entity, and (ii) issuance by Reliant of debt or equity securities (including convertible or exchangeable securities) in connection with any financing transaction or public offering which does not constitute a Change of Control.

(d) Nothing herein shall preclude Reliant from entering into agreements with third parties to co-promote or assist Reliant in the marketing or promotion of the Licensed Product (or the Products as defined in the Option Agreement), including, without limitation, engaging a contract sales organization; provided that the foregoing shall not relieve Reliant of any of its obligations hereunder.

8.10 Survival. The provisions of Articles 2.4 (to the extent pertaining to periods on or prior to termination or expiration of this Agreement) 5, 6, 7, 8.12 and 8.15 shall survive, and remain in effect, after termination or expiration of this Agreement in accordance with their terms.

8.11 Construction. This Agreement has been prepared jointly and shall not be strictly construed against either party.

8.12 Governing Law. This Agreement shall be interpreted under and governed by the internal laws of the State of New Jersey, United States of America.

8.13 Dispute Resolution. The parties will use their commercially reasonable efforts to resolve any disputes arising from this Agreement by good-faith negotiation and mutual discussion for a period of thirty (30) days. Thereafter, each party shall be entitled to seek any remedy with respect to such dispute, whether pursuant to this Agreement, at law or otherwise.

8.14 Relationship Between Parties. Novartis and Reliant agree that in all matters relating to this Agreement they are and shall be acting as independent contractors. Each party shall bear all of their expenses in connection with the negotiation and execution of this Agreement. Neither Novartis nor Reliant is, and shall not hold itself out as, an agent, partner or joint venturer of the other. Neither Novartis nor Reliant shall have any authority to assume or create any obligation express or implied on behalf of the other.

8.15 Incorporation by Reference; Conflicts. Sections 4, 10.1, 10.2, 10.3 and 12 of the Alza License are hereby incorporated by reference as if fully set forth at length herein.

The parties acknowledge and agree that this Agreement shall be subject in all respects to and limited by the Alza License and in the event of any conflict between this Agreement and the Alza License, the provisions of the Alza License will control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.

RELIANT PHARMACEUTICALS, LLC	NOVARTIS AG

By:	By:

Title:	Title:

Schedule 1.4

U.S. PATENTS COVERING OROS® ISRADIPINE-DYNACIRC

ARC No./ Country	Appln. No.	Filing Date	Patent No.	Issue Date	Expiration Date
United States
ARC 1558	07/104,006	10/02/87	4,816,263	03/28/89	March 28, 2006
ARC 1558 Div. 1	07/267,894	11/07/88	4,946,687	08/07/90	Aug. 7, 2007
ARC 1558 Div. 2	07/267,904	11/07/88	4,950,486	08/21/90	Aug. 21, 2007
ARC 1558 Cont. 1	07/516,582	04/30/90	5,030,456	07/09/91	July 9, 2008
ARC 1019 CIP 6	07/595,140	10/09/90	5,082,668	01/21/92	Jan. 21, 2009
ARC 1019 CIP 3	06/912712	09/29/86	4,783,337	11/08/88	Sept. 16, 2003
ARC 1019 CIP 1	06/685092	12/21/84	4,612,008	09/16/86	Sept. 16, 2003
ARC 667	06/210176	11/25/80	4,327,725	05/04/82	May 4, 1999
ARC 419 Cont. 1	660219	02/23/76	4,088,864	05/09/78	May 9, 1995

Schedule 3.1(f)

Exceptions to Right to Sublicense; Consents

None.

Schedule 3.1(g)

Litigation

None.

Schedule 3.2(g)

Litigation

None.

Schedule 7.1(c)

Confidentiality Provisions

In order to allow you to evaluate a possible negotiated business transaction (a “Transaction”) involving Reliant Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”), you have requested certain information concerning the Company.

As a condition to your being furnished such information, you agree to treat any information concerning the Company, its affiliates and subsidiaries that has been or is furnished to you by or on behalf of the Company, at any time or in any form, together with all notes, interpretations, analyses, compilations, studies or other documents prepared by you or any of your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisors) (collectively, “Representatives”) that contain or otherwise reflect or are based, in whole or in part, on such information (collectively referred to as the “Evaluation Material”), in accordance with the provisions of this agreement. “Evaluation Material” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives or (b) was or becomes available to you on a non-confidential basis from a source other than the Company, or its advisors, provided that such source was not known by you to be bound by any agreement with the Company to keep such information confidential or to be otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction and that such information will be kept confidential. You and your Representatives shall not disclose any portion of the Evaluation Material to any person in any manner whatsoever, except to the extent that disclosure of such information is required by law, regulation, supervisory authority or other applicable judicial or governmental order. You may disclose the Evaluation Material to your Representatives on a need to know basis, however, they should be informed of and bound to this agreement, and you agree to be responsible for any breach hereof on their part. You agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person (i) that the Evaluation Material has been made available to you or your Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction involving the Company and you, or (iii) any terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. Such facts will be deemed to be included in the Evaluation Material for all purposes of this agreement.

In the event that you are requested or required by law, regulations or applicable judicial or governmental order to disclose any Evaluation Material, you will provide the Company with prompt written notice of such request or requirement. If, failing the entry of a protective order, you are, in the reasonable opinion of your counsel, legally compelled to disclose any portion of the Evaluation Material, you may disclose to the entity compelling such disclosure only that portion of the Evaluation Material that your counsel advises that you are compelled to disclose, provided that you will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material that is being disclosed and you will cooperate with any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

All Evaluation Material disclosed by or on behalf of the Company shall be and shall remain the property of the Company. As soon as reasonably practicable after being so requested in writing by the Company, you shall return or destroy all Evaluation Material, whether in printed or electronic form (and any copies thereof). Any destruction of Evaluation Material shall be confirmed by you in writing to the Company.

You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company. You agree that none of the Company or any of its affiliates or representatives shall have any liability to you or any of your Representatives. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions progress to such a point and only those representations and warranties shall have any legal effect.

It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement by you or your Representatives, that any such breach would result in ongoing and irreparable harm to the Company and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this agreement, the prevailing party shall be entitled to be paid by the other party all reasonable legal fees and other expenses such prevailing party has incurred in connection with such litigation, including any appeal therefrom.

This agreement is governed by the laws of the State of [                    ] without regard to conflict of laws principles. You hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State of [                    ] and the United States of America located in the State of [                    ] for any action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby.

This agreement may not be amended except in writing signed by both parties hereto. No failure or delay by the Company in exercising any right, power or privilege hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect. For purposes of this agreement, the term “person” shall be broadly interpreted to include the media and any individual, corporation, partnership, group or other entity. This agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which constitute the same agreement. Please confirm that the forgoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

This agreement shall terminate and be of no further force or effect from and after [                    ] from the date hereof.

Exhibit A

Alza License

[***] [49 pages omitted]

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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